MERRILL LYNCH
ADJUSTABLE
RATE SECURITIES
FUND, INC.



FUND LOGO




Annual Report

May 31, 2000



This report is not authorized for use as an offer of sale or a solicitation of an offer to buy shares of the Fund unless accompanied or preceded by the Fund's current prospectus. Past performance results shown in this report should not be considered a representation of future performance. Investment return and principal value of shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Statements and other information herein are as dated and are subject to change.


Merrill Lynch
Adjustable Rate
Securities Fund, Inc.
Box 9011
Princeton, NJ
08543-9011


Printed on post-consumer recycled paper




MERRILL LYNCH ADJUSTABLE RATE SECURITIES FUND, INC.



Officers and
Directors

Terry K. Glenn, President and Director
Joe Grills, Director
Walter Mintz, Director
Robert S. Salomon Jr., Director
Melvin R. Seiden, Director
Stephen B. Swensrud, Director
Arthur Zeikel, Director
Gregory Mark Maunz, Senior Vice President
Joseph T. Monagle Jr., Senior Vice President
Jeffrey B. Hewson, Vice President
Theodore J. Magnani, Vice President
Donald C. Burke, Vice President and Treasurer
Ira P. Shapiro, Secretary

Custodian
The Bank of New York
90 Washington Street, 12th Floor
New York, NY 10286

Transfer Agent
Financial Data Services, Inc.
4800 Deer Lake Drive East
Jacksonville, FL 32246-6484
(800) 637-3863



Merrill Lynch Adjustable Rate Securities Fund, Inc., May 31, 2000


DEAR SHAREHOLDER

Economic Environment
US economic growth sizzled over the turn of the century. Gross domestic product (GDP) rose an astounding 7.3% in the final quarter of 1999, followed by an equally impressive 5.4% gain in the first quarter of 2000. Consequently, in an effort to temper potential inflationary pressures the Federal Reserve Board again raised interest rates during the six-month period ended May 31, 2000. In pushing both the Federal Funds interest and discount rates up 25 basis points (0.25%) in February and March and 50 basis points at its May Federal Open Market Committee meeting, the Federal Reserve Board in all has raised the Federal Funds rate 1.75% and the discount rate 1.50% over the last 12 months.

Strong equity market advances coupled with low unemployment remain the catalysts behind consumer spending, which continues to drive GDP growth. In the fourth quarter of 1999, consumer spending rose 5.9% followed by a 7.5% increase in the first quarter of 2000. Despite rising mortgage rates, the US housing market remains vigorous. New housing starts rose to a 1.8 million unit annualized rate in February, the highest level since 1986. In addition, auto sales remain exceptionally strong. In March, vehicle sales (automobiles and light trucks) rose at a 19.2 million unit annualized rate, an all-time high. More importantly, labor market conditions remain tight. Non-farm payrolls have risen by a monthly average of 323,000 this year through May compared with an average of 229,000 per month in 1999. As a result, the unemployment rate fell to 3.9% in April, a 30-year low.

Nonetheless, in spite of robust consumer spending and a strong labor market, core measures of inflation remain benign at both the retail and wholesale level. Although crude oil prices rose to more than $34 per barrel in February creating headline inflation, both the core consumer index (CPI) and producer price index (PPI) remained steady. In May, the core CPI was up 2.3% over the last 12 months, up just 0.2% from the same 12-month period in 1999. In May, the core PPI rose 1.4% during the last 12 months compared to 1.6% for the same period in 1999. Finally, despite extreme volatility in the equity markets this year, consumer confidence remains strong. The Conference Board's survey of consumer confidence reached an all-time high in January, followed by the second-highest reading ever in May.

Early indications point to a slight moderation of economic growth for the second half of the year. Retail sales declined in both April and May, the first set of declines in the last 20 months. In addition, real mortgage rates (30-year mortgage rates less the core
CPI) have exceeded 6%, for the first time since 1990. Historically, housing growth has slowed when real mortgage rates have exceeded 6%. Nonetheless, we believe the risks remain skewed toward additional interest rate increases by the Federal Reserve Board.

We believe there are three key factors that will dictate the course of future Federal Reserve Board monetary policy. First, US consumer spending remains far too strong. We believe that until spending falls to within a more tolerable 3.5%--4.5% range, the Federal Reserve Board will remain biased toward tightening. Second, US labor markets remain too firm. Consequently, wage inflation pressures remain real. If job growth continues to strengthen, we expect the Federal Reserve Board to continue to raise interest rates. Finally, global economic growth is on the rise. After growing at less than a 2.5% rate per annum over the past two years, global economic growth is forecast to rise over 4% this year. Accordingly, US export growth could expand. If US consumer spending fails to slow and exports rise, GDP will remain above trend. In this scenario, the Federal Reserve Board will remain focused on raising interest rates.

Fiscal Year in Review
It was a tumultuous period for fixed-income investors during the Fund's fiscal year ended May 31, 2000. A confluence of events caused interest rates to rise, volatility to soar and yield spreads to widen. First, as the Federal Reserve Board tightened monetary policy, interest rates followed suit and moved higher. During the 12-month period ended May 31, 2000, the one-year US Treasury bill rose 1.20% to 6.17%. Second, as 1999 drew to a close, Year 2000 (Y2K) issues and fears dominated the financial markets. Consequently, supply and demand balances became abnormal, causing market liquidity to suffer. As a result, yield spreads widened. However, as the New Year began, computer-related Y2K fears quickly dissipated and yield spreads rapidly tightened back. Third, in January 2000, as a result of US Government budget surpluses, the US Treasury announced its intention to buy back US Treasury securities. In its announcement, the US Treasury stated it would initially focus its repurchases in longer maturing Treasury issues. After the announcement, long-term interest rates declined and bond prices rose sharply as investors assigned a scarcity premium to these securities. As a result, fluctuations in the shape of the US Treasury yield curve developed as the decline in long-term interest rates coupled with the Federal Reserve Board's raising of short-term interest rates caused the US Treasury yield curve to invert for the first time in over ten years. Finally, legislative efforts were renewed to reform the status of the US Government Sponsored Enterprises (GSE) (such as Fannie Mae and Freddie Mac).

The GSEs are federally chartered private companies created by Congress with the goal of supporting the public housing market. Because the GSEs operate with Government oversight, financial risk is reduced. While GSE securitized debt is not Government guaranteed, GSEs are able to issue debt at more favorable levels than private companies because of their government oversight. Reform is being sought because of the enormous growth of the GSEs over the last several years and their potential impact upon the US economy in the event of a severe financial crisis. Consequently, uncertainty over the future status of the GSEs caused yield spreads of agency debt to fluctuate and ultimately widen significantly.

For the fiscal year ended May 31, 2000, the Fund's Class A, Class B, Class C and Class D Shares had total returns of +4.76%, +3.96%, +3.92% and +4.39%, respectively. (Fund results shown do not reflect sales charges, and would be lower if sales charges were included.) Despite a difficult investment environment, our investment strategy during the fiscal year helped the Fund maintain a high level of performance and limit net asset value volatility. We predominately invested the Fund's assets in seasoned adjustable rate mortgage securities (ARMS). Seasoned ARMS (ARMS originating more than seven years ago) performed well for two reasons. First, because of their higher annual and lifetime interest rate caps, coupon adjustments were generally unaffected by rising interest rates. As a result, yield spreads and prices of seasoned ARMS remained relatively steady despite a volatile interest rate environment. At the close of the period, 99% of the Fund's ARMS were seasoned. Second, prepayments of seasoned ARMS reached record lows during the fiscal year. Consequently, ARM yields improved as prepayment rates fell, which helped offset the negative impact of rising interest rates. In fact, during the fiscal year, the Fund experienced some of the lowest prepayment rates in its history on an aggregate basis.

In addition, we increased our holdings of monthly resetting ARMS. In doing so, we improved the rate-reset frequency of the Fund, which allowed its coupon adjustments to be more sensitive to rising interest rates. In addition, we limited the Fund's exposure to fixed-rate securities and kept the Fund's overall duration within a tight
0.75 year--1.00 year range throughout the period. (Duration is a measure of the Fund's price sensitivity to changes in interest rates.) This helped limit the negative price impact of rising interest rates on the Fund's net asset values.

In Conclusion
We thank you for your investment in Merrill Lynch Adjustable Rate
Securities Fund, Inc., and we look forward to reviewing our outlook and strategy with you in our next report to shareholders.

Sincerely,



(Terry K. Glenn)
Terry K. Glenn
President and Director



(Gregory Mark Maunz)
Gregory Mark Maunz
Senior Vice President and
Portfolio Manager



June 28, 2000



Merrill Lynch Adjustable Rate Securities Fund, Inc., May 31, 2000


PERFORMANCE DATA


About Fund
Performance

Investors are able to purchase shares of the Fund through the Merrill Lynch Select Pricing SM System, which offers four pricing alternatives:

* Class A Shares incur a maximum initial sales charge (front-end load) of 4% and bear no ongoing distribution or account maintenance fees. Class A Shares are available only to eligible investors, as detailed in the Fund's prospectus. If you were a Class A shareholder prior to October 21, 1994, your Class A Shares were redesignated to Class D Shares on October 21, 1994. However, in the case of certain eligible investors, the shares were simultaneously exchanged for Class A Shares.

* Class B Shares are subject to a maximum contingent deferred sales charge of 4% if redeemed during the first year, decreasing 1% each year thereafter to 0% after the fourth year. In addition, Class B Shares are subject to a distribution fee of 0.50% and an account maintenance fee of 0.25%. These shares automatically convert to Class D Shares after approximately 10 years. (There is no initial sales charge for automatic share conversions.)

* Class C Shares are subject to a distribution fee of 0.55% and an account maintenance fee of 0.25%. In addition, Class C Shares are subject to a 1% contingent deferred sales charge if redeemed within one year of purchase.

* Class D Shares incur a maximum initial sales charge of 4% and an account maintenance fee of 0.25% (but no distribution fee).

None of the past results shown should be considered a representation of future performance. Figures shown in the "Recent Performance Results" and "Average Annual Total Return" tables assume reinvestment of all dividends and capital gains distributions at net asset value on the payable date. Investment return and principal value of shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Dividends paid to each class of shares will vary because of the different levels of account maintenance, distribution and transfer agency fees applicable to each class, which are deducted from the income available to be paid to shareholders. A lower maximum sales charge was in effect prior to 10/21/94, thus actual returns for the since inception periods would have been higher.




Total Return
Based on a
$10,000 Investment

A line graph depicting the Total Return Based on a $10,000
Investment for Merrill Lynch Adjustable Rate Securities Fund, Inc.'s Class A and Class C Shares. Beginning and ending values are:


                                                10/21/94**      5/00

ML Adjustable Rate Securities
Fund, Inc.++--Class A Shares                     $ 9,600      $13,327

ML Adjustable Rate Securities
Fund, Inc.++--Class C Shares                     $10,000      $13,227

Lehman Brothers Short
Government Index (1-2 Years)++++                 $10,000      $13,817

Salomon Six-Month Treasury Bill Index++++++      $10,000      $13,327


A line graph depicting the Total Return Based on a $10,000
Investment for Merrill Lynch Adjustable Rate Securities Fund, Inc.'s Class B and Class D Shares. Beginning and ending values are:


                                                  8/2/91**      5/00

ML Adjustable Rate Securities
Fund, Inc.++--Class B Shares                     $10,000      $14,415

ML Adjustable Rate Securities
Fund, Inc.++--Class D Shares                     $ 9,600      $14,465

Lehman Brothers Short
Government Index (1-2 Years)++++                 $10,000      $16,449

Salomon Six-Month Treasury Bill Index++++++      $10,000      $15,242


     *Assuming maximum sales charge, transaction costs and other operating expenses, including advisory fees.
    **Commencement of operations.
    ++ML Adjustable Rate Securities Fund, Inc. invests primarily in adjustable rate securities, consisting principally of mortgage-backed and asset-backed securities.
  ++++This unmanaged Index is comprised of all US Government agency and Treasury securities with maturities of one to two years. The starting date for the Index in the Class A and Class C Shares graph is from 10/31/94 and in the Class B and Class D Shares graph is from 7/31/91.
++++++This unmanaged Index is comprised of all US Treasury bills maturing in up to six months. The starting date for the Index in the Class A and Class C Shares graph is from 10/31/94 and in the Class B and Class D Shares graph is from 7/31/91.


                                     % Return Without % Return With
                                       Sales Charge    Sales Charge**

Class A Shares*

Year Ended 3/31/00                         +4.98%         +0.78%
Five Years Ended 3/31/00                   +6.09          +5.22
Inception (10/21/94) through 3/31/00       +6.12          +5.33

 *Maximum sales charge is 4%.
**Assuming maximum sales charge.



                                         % Return        % Return
                                       Without CDSC     With CDSC**

Class B Shares*

Year Ended 3/31/00                         +4.17%         +0.19%
Five Years Ended 3/31/00                   +5.20          +5.20
Inception (8/2/91) through 3/31/00         +4.27          +4.27

 *Maximum contingent deferred sales charge is 4% and is reduced to 0%
  after 4 years.
**Assuming payment of applicable contingent deferred sales charge.


Average Annual
Total Return

                                         % Return        % Return
                                       Without CDSC     With CDSC**

Class C Shares*

Year Ended 3/31/00                         +4.13%         +3.14%
Five Years Ended 3/31/00                   +5.16          +5.16
Inception (10/21/94) through 3/31/00       +5.20          +5.20

 *Maximum contingent deferred sales charge is 1% and is reduced to 0%
  after 1 year.
**Assuming payment of applicable contingent deferred sales charge.



                                     % Return Without % Return With
                                       Sales Charge    Sales Charge**

Class D Shares*

Year Ended 3/31/00                         +4.60%         +0.42%
Five Years Ended 3/31/00                   +5.73          +4.87
Inception (8/2/91) through 3/31/00         +4.79          +4.30

 *Maximum sales charge is 4%.
**Assuming maximum sales charge.


Merrill Lynch Adjustable Rate Securities Fund, Inc., May 31, 2000


PERFORMANCE DATA (concluded)

Recent
Performance
Results*
                                                                                                      Since
                                                                       6 Month        12 Month      Inception     Standardized
As of May 31, 2000                                                   Total Return   Total Return   Total Return   30-Day Yield
ML Adjustable Rate Securities Fund, Inc. Class A Shares                  +2.26%         +4.76%        +38.85%          5.72%
ML Adjustable Rate Securities Fund, Inc. Class B Shares                  +1.86          +3.96         +44.15           5.16
ML Adjustable Rate Securities Fund, Inc. Class C Shares                  +1.84          +3.92         +32.27           5.13
ML Adjustable Rate Securities Fund, Inc. Class D Shares                  +2.13          +4.39         +50.68           5.47

*Investment results shown do not reflect sales charges; results shown would be lower if a sales charge was included. Total investment returns are based on changes in net asset values for the periods shown, and assume reinvestment of all dividends and capital gains distributions at net asset value on the payable date. The Fund's since inception dates are from 10/21/94 for Class A & Class C Shares and from 8/2/91 for Class B & Class D Shares.



SCHEDULE OF INVESTMENTS
                                             Face                                                                   Percent of
                      Index                 Amount                      Issue                              Value    Net Assets
Adjustable Rate*      Certificate of       $1,413,014  Federal National Mortgage Association,
Mortgage-Backed       Deposit Indexed                  #307622, 8.088% due 4/01/2023                    $  1,455,179    1.8%
Obligations**         Obligations

                      Constant Maturity                Federal Home Loan Mortgage Corporation:
                      Treasury Indexed      1,176,584    #645073, 7.718% due 5/01/2015                     1,176,821    1.5
                      Obligations             772,141    #607129, 6.848% due 1/01/2016                       781,190    1.0
                                            3,595,003    #840032, 7.239% due 1/01/2019                     3,652,312    4.6
                                            1,387,257    #606108, 7.625% due 9/01/2019                     1,426,280    1.8
                                            1,544,843    #755194, 7.248% due 3/01/2020                     1,567,768    2.0
                                            9,324,617    #846505, 7.64% due 6/01/2020                      9,527,597   12.0
                                               61,384    #785173, 7.464% due 8/01/2020                        62,171    0.1
                                              752,773    #845139, 7.643% due 3/01/2022                       767,362    1.0
                                            2,495,305    #845535, 7.367% due 10/01/2023                    2,560,182    3.2
                                            3,294,424    #755170, 7.633% due 8/01/2031                     3,398,396    4.3
                                                       Federal National Mortgage Association:
                                            5,680,616    #70169, 7.14% due 12/01/2018                      5,773,009    7.3
                                            1,942,330    #142069, 7.243% due 12/01/2021                    1,998,172    2.5
                                            1,600,569    #139312, 7.283% due 12/01/2021                    1,653,413    2.1
                                              670,485    #181278, 6.684% due 9/01/2022                       682,167    0.9
                                            2,043,158    #200009, 7.568% due 2/01/2023                     2,132,873    2.7
                                            1,450,185    #291252, 7.143% due 8/01/2024                     1,501,623    1.9
                                              324,630    #324905, 8.063% due 9/01/2025                       333,211    0.4
                                                       Government National Mortgage Association:
                                            4,536,707    #8089, 7.125% due 12/20/2022                      4,532,940    5.7
                                            5,953,257    #8123, 7.375% due 1/20/2023                       5,954,118    7.5
                                            2,675,000    #8217, 6.375% due 6/20/2023                       2,677,514    3.4

                      Cost of Funds         1,226,331  DLJ Mortgage Acceptance Corp., REMIC (a),
                      Indexed                          91-6-A1, 7.7927% due 9/25/2021                      1,220,136    1.6
                      Obligations

                      London Interbank      1,168,595  Federal National Mortgage Association,
                      Offered Rate                     #305729, 8.142% due 2/01/2025                       1,206,937    1.5
                      Indexed                          Resolution Trust Corporation, REMIC (a):
                      Obligations           1,308,495    92-C1-B, 8.61% due 8/25/2023                      1,309,044    1.7
                                              150,306    92-C8-A2, 7.495% due 12/25/2023                     150,306    0.2

                                                       Total Investments in Adjustable Rate
                                                       Mortgage-Backed Obligations                        57,500,721   72.7


Derivative                                 18,053,700  DLJ Mortgage Acceptance Corp., REMIC (a),
Mortgage-Backed                                        92-6-A1, 0.6629% due 7/25/2022                        317,594    0.4
Obligations**--                                26,359  Federal Home Loan Mortgage Corporation,
Interest Only (b)                                      REMIC (a)(c), 92-1363-C, 199% due
                                                       8/15/2022                                             116,709    0.1
                                                       Sears Mortgage Securities Corp., REMIC (a):
                                                1,202    91-K-A4, 6,154% due 9/25/2021                        69,691    0.1
                                            8,005,021    92-12-A3, 0.5016% due 7/25/2022                      56,035    0.1

                                                       Total Investments in Derivative Mortgage-
                                                       Backed Obligations                                    560,029    0.7


Fixed Rate                                             Federal National Mortgage Association:
Mortgage-Backed                             4,843,983    #252703, 6.50% (d) due 9/01/2006                  4,621,450    5.8
Obligations**                                 709,156    #201892, 8.50% due 9/01/2011                        714,071    0.9
                                            2,768,843  GMAC Commercial Mortgage Securities Inc.,
                                                       CMO (e), 97-C1-A1, 6.83% due 12/15/2003             2,758,326    3.5

                                                       Total Investments in Fixed Rate Mortgage-
                                                       Backed Obligations                                  8,093,847   10.2


                                                       Total Investments in Mortgage-Backed
                                                       Obligations (Cost--$67,819,530)                    66,154,597   83.6


Short-Term             Repurchase          12,500,000  Donaldson, Lufkin & Jenrette Securities
Securities             Agreements***                   Corp., purchased on 5/31/2000 to yield
                                                       6.40% to 6/01/2000                                 12,500,000   15.8
                                                       Total Short-Term Securities
                                                       (Cost--$12,500,000)                                12,500,000   15.8


                                                       Total Investments (Cost--$80,319,530)              78,654,597   99.4

                                                       Other Assets Less Liabilities                         484,077    0.6

                                                       Net Assets                                       $ 79,138,674  100.0%
                                                                                                        ============  ======




                    (a)Real Estate Mortgage Investment Conduits (REMICS).
                    (b)Securities which receive some or all of the interest portion of the underlying collateral and little or no principal. Interest only securities have either a nominal or a notional amount of principal.
                    (c)Adjustable rate coupon that resets inversely to changes in the
                       London Interbank Offered Rate.
                    (d)Represents balloon mortgages that amortize on a 30-year schedule and have 7-year maturities.
                    (e)Collateralized Mortgage Obligations (CMO).
                      *Adjustable Rate Mortgage-Backed Obligations have coupon rates which reset periodically.
                     **Mortgage-Backed Obligations are subject to principal paydowns as a result of prepayments or refinancing of the underlying mortgage instruments. As a result, the average life may be substantially less than the original maturity.
                    ***Repurchase Agreements are fully collateralized by US Government &
                       Agency Obligations.

                       See Notes to Financial Statements.


Merrill Lynch Adjustable Rate Securities Fund, Inc., May 31, 2000


STATEMENT OF ASSETS AND LIABILITIES
                    As of May 31, 2000
Assets:             Investments, at value (identified cost--$80,319,530)                                    $ 78,654,597
                    Cash                                                                                          44,152
                    Receivables:
                      Interest                                                             $    546,962
                      Principal paydowns                                                        317,861
                      Capital shares sold                                                        59,013          923,836
                                                                                           ------------
                    Prepaid registration fees and other assets                                                    84,916
                                                                                                            ------------
                    Total assets                                                                              79,707,501
                                                                                                            ------------

Liabilities:        Payables:
                      Capital shares redeemed                                                   215,254
                      Dividends to shareholders                                                 138,649
                      Distributor                                                                46,001
                      Investment adviser                                                         26,294          426,198
                                                                                           ------------
                    Accrued expenses and other liabilities                                                       142,629
                                                                                                            ------------
                    Total liabilities                                                                            568,827
                                                                                                            ------------

Net Assets:         Net assets                                                                              $ 79,138,674
                                                                                                            ============

Net Assets          Class A Common Stock, $.10 par value, 100,000,000 shares authorized                     $     12,158
Consist of:         Class B Common Stock, $.10 par value, 600,000,000 shares authorized                          575,481
                    Class C Common Stock, $.10 par value, 100,000,000 shares authorized                          131,839
                    Class D Common Stock, $.10 par value, 200,000,000 shares authorized                          121,961
                    Paid-in capital in excess of par                                                         115,158,495
                    Accumulated realized capital losses on investments--net                                  (35,196,327)
                    Unrealized depreciation on investments--net                                               (1,664,933)
                                                                                                            ------------
                    Net assets                                                                              $ 79,138,674
                                                                                                            ============

Net Asset           Class A--Based on net assets of $1,147,243 and 121,582 shares
Value:                       outstanding                                                                    $       9.44
                                                                                                            ============
                    Class B--Based on net assets of $54,125,522 and 5,754,808
                             shares outstanding                                                             $       9.41
                                                                                                            ============
                    Class C--Based on net assets of $12,399,966 and 1,318,391
                             shares outstanding                                                             $       9.41
                                                                                                            ============
                    Class D--Based on net assets of $11,465,943 and 1,219,610
                             shares outstanding                                                             $       9.40
                                                                                                            ============

                    See Notes to Financial Statements.


STATEMENT OF OPERATIONS
                    For the Year Ended May 31, 2000
Investment Income:  Interest and discount earned, net of premium amortization                              $   5,415,724

Expenses:           Account maintenance and distribution fees--Class B                  $       474,902
                    Investment advisory fees                                                    418,658
                    Accounting services                                                          80,536
                    Account maintenance and distribution fees--Class C                           72,843
                    Printing and shareholder reports                                             68,588
                    Professional fees                                                            68,341
                    Transfer agent fees--Class B                                                 66,011
                    Registration fees                                                            40,590
                    Account maintenance fees--Class D                                            25,901
                    Directors' fees and expenses                                                 25,790
                    Custodian fees                                                               20,191
                    Transfer agent fees--Class D                                                  8,381
                    Transfer agent fees--Class C                                                  7,815
                    Pricing fees                                                                  3,130
                    Transfer agent fees--Class A                                                    758
                    Other                                                                        12,692
                                                                                           ------------
                    Total expenses                                                                             1,395,127
                                                                                                            ------------
                    Investment income--net                                                                     4,020,597
                                                                                                            ------------

Realized &          Realized loss on investments--net                                                           (287,717)
Unrealized Loss on  Change in unrealized depreciation on investments--net                                       (468,611)
Investments--Net:                                                                                           ------------
                    Net Increase in Net Assets Resulting from Operations                                    $  3,264,269
                                                                                                            ============

                    See Notes to Financial Statements.


Merrill Lynch Adjustable Rate Securities Fund, Inc., May 31, 2000


STATEMENTS OF CHANGES IN NET ASSETS
                                                                                            For the Year Ended May 31,
                    Increase (Decrease) in Net Assets:                                         2000             1999
Operations:         Investment income--net                                                 $  4,020,597     $  4,782,070
                    Realized gain (loss) on investments--net                                  (287,717)          103,526
                    Change in unrealized appreciation/depreciation on
                    investments--net                                                           (468,611)      (1,101,905)
                                                                                           ------------     ------------
                    Net increase in net assets resulting from operations                      3,264,269        3,783,691
                                                                                           ------------     ------------

Dividends to        Investment income--net:
Shareholders:         Class A                                                                   (52,127)         (55,645)
                      Class B                                                                (2,994,558)      (3,659,684)
                      Class C                                                                  (429,148)        (230,608)
                      Class D                                                                  (544,764)        (836,133)
                                                                                           ------------     ------------
                    Net decrease in net assets resulting from dividends to
                    shareholders                                                             (4,020,597)      (4,782,070)
                                                                                           ------------     ------------

Capital Share       Net decrease in net assets derived from capital share
Transactions:       transactions                                                             (9,591,010)     (19,307,279)
                                                                                           ------------     ------------

Net Assets:         Total decrease in net assets                                            (10,347,338)     (20,305,658)
                    Beginning of year                                                        89,486,012      109,791,670
                                                                                           ------------     ------------

                    End of year                                                            $ 79,138,674     $ 89,486,012
                                                                                           ============     ============


                    See Notes to Financial Statements.


FINANCIAL HIGHLIGHTS
The following per share data and ratios have been derived                                  Class A
from information provided in the financial statements.                            For the Year Ended May 31,
Increase (Decrease) in Net Asset Value:                              2000       1999       1998       1997++     1996++
Per Share           Net asset value, beginning of year            $    9.52  $    9.61  $    9.65  $    9.54   $    9.55
Operating                                                         ---------  ---------  ---------  ---------   ---------
Performance:          Investment income--net                            .52        .53        .57        .59         .56
                      Realized and unrealized gain (loss)
                      on investments--net                              (.08)      (.09)      (.04)       .10         .03
                                                                  ---------  ---------  ---------  ---------   ---------
                    Total from investment operations                    .44        .44        .53        .69         .59
                                                                  ---------  ---------  ---------  ---------   ---------
                    Less dividends from investment
                    income--net                                        (.52)      (.53)      (.57)      (.58)       (.60)
                                                                  ---------  ---------  ---------  ---------   ---------
                    Net asset value, end of year                  $    9.44  $    9.52  $    9.61  $    9.65   $    9.54
                                                                  =========  =========  =========  =========   =========

Total Investment    Based on net asset value per share                4.76%      4.59%      5.66%      7.48%       6.41%
Return:*                                                          =========  =========  =========  =========   =========

Ratios to Average   Expenses                                           .95%       .92%       .92%       .89%        .81%
Net Assets:                                                       =========  =========  =========  =========   =========
                    Investment income--net                            5.50%      5.43%      5.93%      6.13%       6.20%
                                                                  =========  =========  =========  =========   =========

Supplemental        Net assets, end of year (in thousands)        $   1,147  $     947  $   1,071  $     265   $     281
Data:                                                             =========  =========  =========  =========   =========
                    Portfolio turnover                               41.63%     48.76%     47.55%     18.48%      25.30%
                                                                  =========  =========  =========  =========   =========


                   *Total investment returns exclude the effects of sales charges.
                  ++Based on average shares outstanding.

                    See Notes to Financial Statements.


Merrill Lynch Adjustable Rate Securities Fund, Inc., May 31, 2000


FINANCIAL HIGHLIGHTS (concluded)
The following per share data and ratios have been derived                             Class B
from information provided in the financial statements.                       For the Year Ended May 31,
Increase (Decrease) in Net Asset Value:                              2000       1999       1998       1997++     1996++
Per Share           Net asset value, beginning of year            $    9.49  $    9.58  $    9.62  $    9.53   $    9.56
Operating                                                         ---------  ---------  ---------  ---------   ---------
Performance:          Investment income--net                            .45        .46        .50        .51         .52
                      Realized and unrealized gain (loss)
                      on investments--net                              (.08)      (.09)      (.04)       .09        (.02)
                                                                  ---------  ---------  ---------  ---------   ---------
                    Total from investment operations                    .37        .37        .46        .60         .50
                                                                  ---------  ---------  ---------  ---------   ---------
                    Less dividends from investment income--net         (.45)      (.46)      (.50)      (.51)       (.53)
                                                                  ---------  ---------  ---------  ---------   ---------
                    Net asset value, end of year                  $    9.41  $    9.49  $    9.58  $    9.62   $    9.53
                                                                  =========  =========  =========  =========   =========

Total Investment    Based on net asset value per share                3.96%      3.78%      4.85%      6.44%       5.34%
Return:*                                                          =========  =========  =========  =========   =========

Ratios to Average   Expenses                                          1.73%      1.70%      1.70%      1.65%       1.59%
Net Assets:                                                       =========  =========  =========  =========   =========
                    Investment income--net                            4.72%      4.66%      5.19%      5.35%       5.45%
                                                                  =========  =========  =========  =========   =========

Supplemental        Net assets, end of year (in thousands)        $  54,126  $  72,875  $  85,094  $ 106,061   $ 137,387
Data:                                                             =========  =========  =========  =========   =========
                    Portfolio turnover                               41.63%     48.76%     47.55%     18.48%      25.30%
                                                                  =========  =========  =========  =========   =========


The following per share data and ratios have been derived                                Class C
from information provided in the financial statements.                          For the Year Ended May 31,
Increase (Decrease) in Net Asset Value:                              2000       1999       1998      1997++      1996++
Per Share           Net asset value, beginning of year            $    9.49  $    9.58  $    9.63  $    9.53   $    9.56
Operating                                                         ---------  ---------  ---------  ---------   ---------
Performance:          Investment income--net                            .44        .45        .49        .50         .48
                      Realized and unrealized gain (loss)
                      on investments--net                              (.08)      (.09)      (.05)       .11         .01
                                                                  ---------  ---------  ---------  ---------   ---------
                    Total from investment operations                    .36        .36        .44        .61         .49
                                                                  ---------  ---------  ---------  ---------   ---------
                    Less dividends from investment income--net         (.44)      (.45)      (.49)      (.51)       (.52)
                                                                  ---------  ---------  ---------  ---------   ---------
                    Net asset value, end of year                  $    9.41  $    9.49  $    9.58  $    9.63   $    9.53
                                                                  =========  =========  =========  =========   =========

Total Investment    Based on net asset value per share                3.92%      3.74%      4.71%      6.51%       5.30%
Return:*                                                          =========  =========  =========  =========   =========

Ratios to Average   Expenses                                          1.75%      1.73%      1.74%      1.70%       1.57%
Net Assets:                                                       =========  =========  =========  =========   =========
                    Investment income--net                            4.70%      4.62%      5.15%      5.34%       5.40%
                                                                  =========  =========  =========  =========   =========

Supplemental        Net assets, end of year (in thousands)        $  12,400  $   6,256  $   4,434  $   5,315   $   3,078
Data:                                                             =========  =========  =========  =========   =========
                    Portfolio turnover                               41.63%     48.76%     47.55%     18.48%      25.30%
                                                                  =========  =========  =========  =========   =========


The following per share data and ratios have been derived                               Class D
from information provided in the financial statements.                         For the Year Ended May 31,
Increase (Decrease) in Net Asset Value:                             2000        1999      1998        1997++    1996++
Per Share           Net asset value, beginning of year            $    9.49  $    9.58  $    9.62  $    9.52   $    9.55
Operating                                                         ---------  ---------  ---------  ---------   ---------
Performance:          Investment income--net                            .50        .51        .55        .57         .56
                      Realized and unrealized gain (loss) on
                      investments--net                                 (.09)      (.09)      (.04)       .09        (.01)
                                                                  ---------  ---------  ---------  ---------   ---------
                    Total from investment operations                    .41        .42        .51        .66         .55
                                                                  ---------  ---------  ---------  ---------   ---------
                    Less dividends from investment
                    income--net                                        (.50)      (.51)      (.55)      (.56)       (.58)
                                                                  ---------  ---------  ---------  ---------   ---------
                    Net asset value, end of year                  $    9.40  $    9.49  $    9.58  $    9.62   $    9.52
                                                                  =========  =========  =========  =========   =========

Total Investment    Based on net asset value per share                4.39%      4.32%      5.40%      7.11%       5.91%
Return:*                                                          =========  =========  =========  =========   =========

Ratios to Average   Expenses                                          1.21%      1.17%      1.18%      1.13%       1.06%
Net Assets:                                                       =========  =========  =========  =========   =========
                    Investment income--net                            5.24%      5.18%      5.70%      5.87%       5.98%
                                                                  =========  =========  =========  =========   =========

Supplemental        Net assets, end of year (in thousands)        $  11,466  $   9,408  $  19,193  $  13,267   $  12,800
Data:                                                             =========  =========  =========  =========   =========
                    Portfolio turnover                               41.63%     48.76%     47.55%     18.48%      25.30%
                                                                  =========  =========  =========  =========   =========



                   *Total investment returns exclude the effects of sales charges.
                  ++Based on average shares outstanding.

                    See Notes to Financial Statements.


Merrill Lynch Adjustable Rate Securities Fund, Inc., May 31, 2000


NOTES TO FINANCIAL STATEMENTS

1. Significant Accounting Policies:
Merrill Lynch Adjustable Rate Securities Fund, Inc. (the "Fund") is registered under the Investment Company Act of 1940 as a diversified, open-end management investment company. The Fund's financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which may require the use of management accruals and estimates. The Fund offers four classes of shares under the Merrill Lynch Select
Pricing SM System. Shares of Class A and Class D are sold with a front-end sales charge. Shares of Class B and Class C may be subject to a contingent deferred sales charge. All classes of shares have identical voting, dividend, liquidation and other rights and the same terms and conditions, except that Class B, Class C and Class D Shares bear certain expenses related to the account maintenance of such shares, and Class B and Class C Shares also bear certain expenses related to the distribution of such shares. Each class has exclusive voting rights with respect to matters relating to its account maintenance and distribution expenditures. The following is a summary of significant accounting policies followed by the Fund.

(a) Valuation of investments--Portfolio securities that are traded in the over-the-counter market are valued at the last available bid price or on the basis of yield equivalents as obtained from one or more dealers that make markets in such securities. Options written or purchased are valued at the last sale price in the case of exchange-traded options. In the case of options traded in the over-the-counter market, valuation is the last asked price (options written) or the last bid price (options purchased). Financial futures contracts and options thereon, that are traded on exchanges, are stated at market value. Securities for which market quotations are not readily available are valued at fair value as determined in good faith by or under the direction of the Board of Directors of the Fund.

(b) Repurchase agreements--The Fund invests in US Government securities pursuant to repurchase agreements. Under such agreements, the counterparty agrees to repurchase the security at a mutually agreed upon time and price. The Fund takes possession of the underlying securities, marks to market such securities and, if necessary, receives additional securities daily to ensure that the contract is fully collateralized. If the counterparty defaults and the fair value of the collateral declines, liquidation of the collateral by the Fund may be delayed or limited.

(c) Derivative financial instruments--The Fund may engage in various portfolio investment strategies to increase or decrease the level of risk to which the Fund is exposed more quickly and efficiently than transactions in other types of instruments. Losses may arise due to changes in the value of the contract or if the counterparty does not perform under the contract.

* Options--The Fund is authorized to purchase and write covered call and put options. When the Fund writes an option, an amount equal to the premium received by the Fund is reflected as an asset and an equivalent liability. The amount of the liability is subsequently marked to market to reflect the current market value of the option written.

When a security is purchased or sold through an exercise of an option, the related premium paid (or received) is added to (or deducted from) the basis of the security acquired or deducted from (or added to) the proceeds of the security sold. When an option expires (or the Fund enters into a closing transaction), the Fund realizes a gain or loss on the option to the extent of the premiums received or paid (or gain or loss to the extent the cost of the closing transaction exceeds the premium paid or received).

Written and purchased options are non-income producing investments.

* Financial futures contracts--The Fund may purchase or sell financial futures contracts and related options on such futures contracts for the purpose of hedging the market risk on existing securities or the intended purchase of securities. Futures contracts are contracts for delayed delivery of securities at a specific future date and at a specific price or yield. Upon entering into a contract, the Fund deposits and maintains as collateral such initial margin as required by the exchange on which the transaction is effected.

Pursuant to the contract, the Fund agrees to receive from or pay to the broker an amount of cash equal to the daily fluctuation in value of the contract. Such receipts or payments are known as variation margins and are recorded by the Fund as unrealized gains or losses. When the contract is closed, the Fund records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed.

(d) Income taxes--It is the Fund's policy to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute substantially all of its taxable income to its shareholders. Therefore, no Federal income tax provision is required.

(e) Security transactions and investment income--Security transactions are recorded on the dates the transactions are entered into (the trade dates). Interest income (including amortization of discount and premiums) is recognized on the accrual basis. Realized gains and losses on security transactions are determined on the identified cost basis.

(f) Prepaid registration fees--Prepaid registration fees are charged to expense as the related shares are issued.

(g) Dividends and distributions--All or a portion of the Fund's net investment income is declared daily and paid monthly. Distributions paid by the Fund are recorded on the ex-dividend dates.

(h) Dollar rolls--The Fund sells mortgage-backed securities for delivery in the current month and simultaneously contracts to repurchase substantially similar (same type, coupon and maturity) securities on a specific future date.

2. Investment Advisory Agreement and
Transactions with Affiliates:
The Fund has entered into an Investment Advisory Agreement with Merrill Lynch Asset Management, L.P. ("MLAM"). The general partner of MLAM is Princeton Services, Inc. ("PSI"), an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("ML & Co."), which is the limited partner. The Fund has entered into a Distribution Agreement and Distribution Plans with Merrill Lynch Funds Distributor ("MLFD" or the "Distributor"), a division of Princeton Funds Distributor, Inc. ("PFD"), which is a wholly-owned subsidiary of Merrill Lynch Group, Inc.

MLAM is responsible for the management of the Fund's portfolio and provides the necessary personnel, facilities, equipment and certain other services necessary to the operations of the Fund. For such services, the Fund pays a monthly fee of .50%, on an annual basis, of the average daily value of the Fund's net assets.

Pursuant to the Distribution Plans adopted by the Fund in accordance with Rule 12b-1 under the Investment Company Act of 1940, the Fund pays the Distributor ongoing account maintenance and distribution fees. The fees are accrued daily and paid monthly at annual rates based upon the average daily net assets of the shares as follows:


                            Account       Distribution
                        Maintenance Fee       Fee

Class B                       .25%            .50%
Class C                       .25%            .55%
Class D                       .25%             --


Pursuant to a sub-agreement with the Distributor, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), a subsidiary of ML & Co., also provides account maintenance and distribution services to the Fund. The ongoing account maintenance fee compensates the Distributor and MLPF&S for providing account maintenance services to Class B, Class C and Class D shareholders. The ongoing distribution fee compensates the Distributor and MLPF&S for providing shareholder and distribution-related services to Class B and Class C shareholders.

For the year ended May 31, 2000, MLFD earned underwriting discounts and MLPF&S earned dealer concessions on sales of the Fund's Class D Shares as follows:


                             MLFD        MLPF&S

Class D                      $636        $4,341


For the year ended May 31, 2000, MLPF&S received contingent deferred sales charges of $88,952 and $2,039 relating to transactions in Class B and Class C Shares, respectively.

For the year ended May 31, 2000, the Fund paid Merrill Lynch
Security Pricing Service, an affiliate of MLPF&S, $1,934 for security price quotations to compute the net asset value of the Fund.

Financial Data Services, Inc. ("FDS"), a wholly-owned subsidiary of ML & Co., is the Fund's transfer agent.

Accounting services are provided to the Fund by MLAM at cost.

Certain officers and/or directors of the Fund are officers and/or directors of MLAM, PSI, FDS, PFD, and/or ML & Co.


Merrill Lynch Adjustable Rate Securities Fund, Inc., May 31, 2000


NOTES TO FINANCIAL STATEMENTS (concluded)

3. Investments:
Purchases and sales of investments, excluding short-term securities, for the year ended May 31, 2000 were $30,370,330 and $45,106,037, respectively.

Net realized losses for the year ended May 31, 2000 and net unrealized losses as of May 31, 2000 were as follows:


                             Realized        Unrealized
                              Losses           Losses

Long-term investments      $   (287,717)   $  (1,664,933)
                           ------------    -------------
Total                      $   (287,717)   $  (1,664,933)
                           ============    =============


As of May 31, 2000, net unrealized depreciation for Federal income tax purposes aggregated $1,664,933, of which $234,205 related to appreciated securities and $1,899,138 related to depreciated securities. The aggregate cost of investments at May 31, 2000 for Federal income tax purposes was $80,319,530.

4. Capital Share Transactions:
Net decrease in net assets derived from capital share transactions was $9,591,010 and $19,307,279 for the years ended May 31, 2000 and May 31, 1999, respectively.

Transactions in capital shares for each class were as follows:


Class A Shares for the Year                        Dollar
Ended May 31, 2000                    Shares       Amount

Shares sold                           113,133   $  1,072,585
Shares issued to shareholders
in reinvestment of dividends            3,332         31,611
                                  -----------   ------------
Total issued                          116,465      1,104,196
Shares redeemed                       (94,370)      (895,372)
                                  -----------   ------------
Net increase                           22,095   $    208,824
                                  ===========   ============



Class A Shares for the Year                        Dollar
Ended May 31, 1999                    Shares       Amount

Shares sold                           317,428   $  3,033,210
Shares issued to shareholders
in reinvestment of dividends            3,452         32,959
                                  -----------   ------------
Total issued                          320,880      3,066,169
Shares redeemed                      (332,797)    (3,178,358)
                                  -----------   ------------
Net decrease                          (11,917)  $   (112,189)
                                  ===========   ============


Class B Shares for the Year                         Dollar
Ended May 31, 2000                    Shares        Amount

Shares sold                         1,921,184   $ 18,171,603
Shares issued to shareholders
in reinvestment of dividends          172,472      1,631,722
                                  -----------   ------------
Total issued                        2,093,656     19,803,325
Automatic conversion of shares        (11,515)      (109,033)
Shares redeemed                    (4,005,245)   (37,879,931)
                                  -----------   ------------
Net decrease                       (1,923,104)  $(18,185,639)
                                  ===========   ============


Class B Shares for the Year                         Dollar
Ended May 31, 1999                    Shares        Amount

Shares sold                         2,325,387  $  22,030,937
Shares issued to shareholders
in reinvestment of dividends          219,122      2,181,486
                                  -----------   ------------
Total issued                        2,544,509     24,212,423
Automatic conversion of shares        (18,010)      (175,541)
Shares redeemed                    (3,730,285)   (35,491,399)
                                  -----------   ------------
Net decrease                       (1,203,786)  $(11,454,517)
                                  ===========   ============


Class C Shares for the Year                         Dollar
Ended May 31, 2000                    Shares        Amount

Shares sold                         1,061,147   $ 10,031,362
Shares issued to shareholders
in reinvestment of dividends           16,842        159,415
                                  -----------   ------------
Total issued                        1,077,989     10,190,777
Shares redeemed                      (418,492)    (3,959,435)
                                  -----------   ------------
Net increase                          659,497   $  6,231,342
                                  ===========   ============


Class C Shares for the Year                         Dollar
Ended May 31, 1999                    Shares        Amount

Shares sold                           724,961   $  6,910,713
Shares issued to shareholders
in reinvestment of dividends           18,509        176,108
                                  -----------   ------------
Total issued                          743,470      7,086,821
Shares redeemed                      (547,342)    (5,218,920)
                                  -----------   ------------
Net increase                          196,128   $  1,867,901
                                  ===========   ============


Class D Shares for the Year                        Dollar
Ended May 31, 2000                   Shares        Amount

Shares sold                           664,766   $  6,285,169
Automatic conversion of shares         11,524        109,033
Shares issued to shareholders
in reinvestment of dividends           33,022        312,238
                                  -----------   ------------
Total issued                          709,312      6,706,440
Shares redeemed                      (481,246)    (4,551,977)
                                  -----------   ------------
Net increase                          228,066   $  2,154,463
                                  ===========   ============


Class D Shares for the Year                         Dollar
Ended May 31, 1999                   Shares         Amount

Shares sold                           488,064   $  4,641,647
Automatic conversion of shares         18,013        175,541
Shares issued to shareholders
in reinvestment of dividends           57,441        546,632
                                  -----------   ------------
Total issued                          563,518      5,363,820
Shares redeemed                    (1,576,087)   (14,972,294)
                                  -----------   ------------
Net decrease                       (1,012,569)  $ (9,608,474)
                                  ===========   ============


5. Capital Loss Carryforward:
At May 31, 2000, the Fund had a net capital loss carryforward of approximately $34,992,000, of which $20,978,000 expires in 2002, $3,888,000 expires in 2003, $7,641,000 expires in 2004, $251,000 expires in 2005, $1,820,000 expires in 2006, $298,000 expires in
2007 and $116,000 expires in 2008. This amount will be available to offset like amounts of any future taxable gains.

6. Reorganization Plan:
On June 6, 2000, the Fund's Board of Directors approved a plan of reorganization, subject to shareholder approval and certain other conditions, whereby the Fund would acquire substantially all of the assets and liabilities of Merrill Lynch Intermediate Government Bond Fund in exchange for newly issued shares of the Fund. Both Funds are registered, open-end management investment companies that have a similar investment objective and are managed by MLAM.



Merrill Lynch Adjustable Rate Securities Fund, Inc., May 31, 2000



INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders,
Merrill Lynch Adjustable Rate Securities Fund, Inc.:

We have audited the accompanying statement of assets and liabilities, including the schedule of investments, of Merrill Lynch Adjustable Rate Securities Fund, Inc. as of May 31, 2000, the related statements of operations for the year then ended and changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the five-year period then ended. These financial statements and the financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and the financial highlights based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned at May 31, 2000 by correspondence with the custodian and broker. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements and financial highlights present fairly, in all material respects, the financial position of Merrill Lynch Adjustable Rate Securities Fund, Inc. as of May 31, 2000, the results of its operations, the changes in its net assets, and the financial highlights for the respective stated periods in accordance with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP
Princeton, New Jersey
July 3, 2000